Exhibit 8.1

Subsidiaries of AudioCodes, Ltd.

AudioCodes Inc

AudioCodes National Inc.

AudioCodes USA Inc

AudioCodes Europe Limited

AudioCodes Brasil Equipamentos de Voz sobre IP Ltda

AudioCodes Korea Co. Ltd.

AudioCodes Germany GmbH

AudioCodes Argentina SA

AudioCodes India Private Limited

AudioCodes Russ Ltd

AudioCodes France SAS